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                                                                  EXHIBIT 99.1

  WATSON PHARMACEUTICALS TO ACQUIRE THERATECH; TRANSACTION TO ENHANCE WATSON'S
                      RESEARCH & DEVELOPMENT CAPABILITIES

                 PR NEWSWIRE, SUNDAY, OCTOBER 25, 1998 AT 13:49

     CORONA, Calif., Oct. 25 /PRNewswire/ -- Watson Pharmaceuticals, Inc. (NYSE:WPI) and TheraTech, Inc. (NASDAQ:THRT) announced today that the companies have entered into a definitive merger agreement under which Watson Pharmaceuticals will acquire TheraTech. TheraTech, Inc. is a leading drug delivery company that develops, manufacturers and markets innovative products based on its patented and proprietary technologies and systems.

     Under the terms of the agreement, Watson will acquire all of TheraTech's outstanding stock in a tax-free, stock-for-stock transaction. TheraTech shareholders will receive a fixed exchange ratio of 0.26630 shares of Watson common stock if the average closing price of Watson common stock (for the 10 trading day period ending two days prior to closing) is above $45.06, a floating exchange ratio between 0.26630 and 0.29589 shares of Watson common stock if the average closing price is between $45.06 and $40.56, or a fixed exchange ratio of
0.29589 of Watson common stock if the average closing price of Watson common stock is below $40.56. The total transaction value is approximately $300 million. Upon the closing, TheraTech will become a wholly owned subsidiary of Watson Pharmaceuticals.

     The transaction, which is subject to TheraTech stockholder approval and other customary closing conditions, is expected to close in the first quarter of 1999. Watson intends to account for the transaction as a "pooling-of-interests." A one-time charge of approximately $14 million in connection with the transaction is anticipated at the time of closing. Watson expects the transaction to be non-dilutive to earnings in 1999.

     TheraTech is a research and development company specializing in innovative pharmaceutical products based on its proprietary controlled-release drug delivery technologies. These include: a variety of transdermal patches; oral transmucosal systems for delivery of peptides and other drugs requiring rapid onset (i.e. pain medications); a range of oral controlled-release systems; pulmonary technologies for local and systemic drug administration; topical preparations; and cell targeted delivery technologies. TheraTech currently has four products on the market, over 20 products in its development pipeline and holds 50 issued, allowed and/or pending U.S. patents, with international counterparts granted and/or filed. TheraTech has research, development and/or marketing agreements, with leading multi-national as well as regional pharmaceutical companies, including: Eli Lilly, Procter & Gamble, Pfizer, SmithKline Beecham, Wyeth-Ayerst, Astra AB and Schwarz Pharma AG.

     "This transaction further broadens our strategic research and development technology platform," remarked Dr. Allen Chao, Chairman, Chief Executive Officer and President of Watson Pharmaceuticals. "TheraTech's unique technological capabilities, particularly in the area of controlled-release drug delivery, expand our existing technology base, presenting us with many new opportunities. These include the development of additional products that can be supported by our





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growing sales force as well as existing and potential product and technology alliances with large pharmaceutical companies," Dr. Chao concluded.

     "We are delighted to become a part of one of the fastest growing U.S. pharmaceutical companies and look forward to contributing to the proprietary research and development activities of Watson," said TheraTech's Chairman, President and Chief Executive Officer, Dr. Dinesh Patel. "TheraTech focuses its research and development efforts on the design and development of improved delivery systems for off-patent and proprietary drugs. As part of Watson, we will have the potential to market internally developed products utilizing the TheraTech technology platform and the strength of Watson's sales force," concluded Patel.

     Dr. Patel also announced that the TheraTech Board of Directors has rescinded its action of December 15, 1997, that had authorized TheraTech to repurchase up to one million shares of its outstanding common stock.

     Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the development, manufacture and sale of proprietary and off-patent pharmaceutical products. Watson pursues a strategy of generating revenue through established proprietary and off-patent businesses, capitalizing on its proven ability to support the development of these drugs in the therapeutic areas of primary care, women's health, dermatology and neurology/psychiatry.

     TheraTech, Inc. is a leading drug delivery company that develops, manufactures and markets innovative products based on its patented and proprietary technologies and systems.

     To the extent any statements made in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of Watson's and TheraTech's control and are subject to various risk factors that could cause the transaction described above not to be consummated or cause the anticipated results to differ materially from those expressed in any forward-looking statement. The risk factors related to the ongoing activities of Watson and TheraTech, many of which are described in Watson's and TheraTech's reports as filed with the Securities and Exchange Commission, include, without limitation, risks related to technology and product development, regulatory compliance, manufacturing, the availability and cost of raw materials and other third party sourced products, regulatory approval and market acceptance of Watson's and TheraTech's products, the impact of competitive products and pricing, and timely regulatory approval of the transaction described above.

     This and past press releases of Watson Pharmaceuticals, Inc. are available at Watson's web site at http://www.watsonpharm.com. In addition, press releases are available through PR Newswire's Company On-Call fax service at 800-758-5804, extension 112856, and at http://www.prnewswire.com.

     For additional information on TheraTech, visit TheraTech, Inc.'s web site at http://www.thrt.com, or e-mail requests to www.investor@thrt.com.







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SOURCE       Watson Pharmaceuticals
    -0-            10/25/98

     /CONTACT: Allen Chao, Ph.D., Chairman, Chief Executive Officer and President of Watson Pharmaceuticals, 909-270-1400; or Carolyn Bass, Jim Byers or Doug Sherk, 415-296-7383, or Patricia Walsh or Mark Owen, 212-850-5600, all of Morgen-Walke Associates; or Dinesh Patel, Ph.D., Chairman, President and Chief Executive Officer of TheraTech, 801-588-6200/
     /Company News On-Call: http://www.prnewswire.com/comp/112856.html or fax, 800-758-5804, ext. 112856/
     /Web site: http://www.thrt.com
                http://www.watsonpharm.com/